UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported):  July 15, 2013

Global MobileTech, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	26-1550187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1312 North Monroe, Suite 750 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

(509) 723-1312
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   On July 15, 2013, Valerie Looi announced her retirement from the Board of Directors (the “Board”) of Global MobileTech, Inc. (the “Company”), the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee effective July 15, 2013. Concurrent with her retirement, Ms. Looi will no longer serve as President and Secretary of the Company effective July 15, 2013. Ms. Looi’s retirement is not as a result of any disagreement with the Company.

(d)  On July 15, 2013, the Board appointed Mr. Ridzuan Mohd Jusoh to serve as an independent Director of the Company, effective July 15, 2013.  It has not yet been determined whether Mr. Ridzuan will serve on any of the committees of the Board.  There is no arrangement or understanding between Mr. Ridzuan and any other person  pursuant to which Mr. Ridzuan was selected as a Director.  There is no family relationship between Mr. Ridzuan and any director or executive officer of the Company.  Mr. Ridzuan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation s-K.

On July 16, 2013, the Board appointed Hon Kit Wong, the Company’s Chief Financial Officer, to serve as Senior Vice President and Secretary of the Company effective July 16, 2013.  Mr. Wong will continue to serve as the Company’s Chief Financial Officer.

(e)  On July 15, 2013, the Board approved a post-retirement benefit package for Ms. Valerie Looi in connection with her retirement as Director, President and Secretary of the Company.  Ms. Looi will receive a special retirement bonus in the amount of $320,000 in recognition of her many years of service and contributions to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MOBILETECH, INC. (Registrant)

Date: July 19, 2013	By:	/s/ Mohd Aris Bernawi
Mohd Aris Bernawi Chairman and CEO